Exhibit 99.1

[LOGO OF FIRST CITIZENS BANCORPORATION, INC.]

For immediate release	For information, contact
First Citizens Bank
Craig L. Nix
Chief Financial Officer
Phone: 803.733.2659

First Citizens Reports Earnings for Third Quarter 2005

COLUMBIA, S.C., October 20, 2005, – First Citizens Bancorporation, Inc. (OTCBB-”FCBN”) (herein referred to as “Bancorporation”) reports consolidated net income for the quarter ended September 30, 2005 of $15.05 million.

Net income. Net income for the quarter ended September 30, 2005 was $15.05 million compared to $8.89 million for the quarter ended September 30, 2004. The increase in net income was primarily driven by increases in net interest income of $8.59 million and noninterest income of $4.29 million, offset partially by a $3.55 million increase in noninterest expense.

Acquisition of Summit Financial Corporation. On July 1, 2005, Bancorporation announced that First Citizens Bank completed its acquisition of Summit Financial Corporation.

Condensed balance sheet. Total assets increased from $4.53 billion as of December 31, 2004 to $5.32 billion as of September 30, 2005. See discussion in the following paragraphs regarding the components of the increase.

Loans and leases, net of deferred fees, as of September 30, 2005 were $3.62 billion compared to $3.12 billion as of December 31, 2004. The increase in loans since December 31, 2004 was due to both internal growth and acquisitions. On May 1, 2005, $81.43 million in loans were acquired from People’s Community Capital Corporation (“PCCC”) and on July 1, 2005, $255.47 million in loans were acquired from Summit Financial Corporation (“SFC”). As of September 30, 2005, $74.53 million of investments were recorded in the condensed balance sheet related to these acquisitions. Goodwill increased by $87.91 million related to these acquisitions.

Total deposits as of September 30, 2005 were $4.38 billion compared to $3.85 billion as of December 31, 2004. The increase in deposits since December 31, 2004 was due to both internal growth and acquisitions. On May 1, 2005, $106.84 million in deposits were acquired from PCCC and on July 1, 2005, $267.62 million in deposits were acquired from SFC.

Long-term debt increased from $125.36 million as of December 31, 2004 to $246.70 million as of September 30, 2005. The increase primarily related to the issuance and sale on April 5, 2005 of $75 million of subordinated notes and Federal Home Loan Bank advances of $47.30 million related to SFC and PCCC. The increase in other liabilities is primarily due to a $90.47 million increase in short-term borrowings in the form of repurchase agreements with customers.

Net interest income. During the third quarter of 2005, net interest income increased by $8.59 million to $47.30 million or by 22.19%, from $38.71 million for the quarter ended September 30, 2004. The increase in net interest income was primarily due to average earning asset growth and improved net interest income to average earning assets (net interest margin). Average earning assets grew by 15.61% from $4.10 billion as of September 30, 2004 compared to $4.74 billion as of September 30, 2005. Average earning assets growth was attributable to both acquisitions and internal growth. See discussion of loans and deposits purchased in acquisitions in the condensed balance sheet section above. Net interest margin improved during the quarter primarily due to an increase in the net interest spread as yields earned on loans and investments increased faster than rates paid on interest bearing deposits.

Provision for loan losses. For the comparable quarters, provision for loan losses decreased by $420 thousand. The decrease was primarily due to a decline in net charge-offs recognized during the quarter.

Noninterest income and expense. For the comparable quarters, noninterest income increased $4.29 million or by 32.99%. The most significant components of the change in noninterest income were a $1.41 million increase in mortgage income, a $1.01 million increase in service charges on deposits (primarily related to an increase in NSF fees on deposits), a $533 thousand increase in the gain on sale of investment securities, and a $616 thousand decline in losses on sale of real estate owned.

The increase in mortgage income was due to increased mortgage production and a decline in mortgage servicing rights amortization expense. Mortgage servicing rights amortization includes amounts recorded for impairment and recapture of impairment of mortgage servicing rights. Mortgage servicing rights impairment of $452 thousand was recorded for the quarter ended September 30, 2004, compared to recapture of mortgage servicing rights impairment of $637 thousand recorded during the current quarter, resulting in a $1.09 million increase in mortgage income. The remainder of the increase in mortgage income was due to an increase in gain on sale of mortgages related to increased mortgage production.

Noninterest expense increased $3.55 million or by 9.69% over the comparable quarter in 2004. The most significant components of the change in noninterest expense were a $2.03 million increase in salaries and employee benefits, a $413 thousand increase in net occupancy expense and a $346 thousand increase in furniture and equipment expense. The increase in salaries and employee benefits expense is primarily due to increases in salaries related to the PCCC and SFC acquisitions and an increase in incentive program expense. The increase in net occupancy and furniture and equipment expense relates primarily to an increase in depreciation expense of $393 thousand.

Net income for the nine months ended September 30, 2005. For the nine months ended September 30, 2005, consolidated net income was $36.21 million compared to $25.30 million for the nine months ended September 30, 2004. Net income increased for the nine months ended September 30, 2005 due to a $15.67 million increase in net interest income, a $2.14 million decrease in provision for loan losses, and a $4.42 million increase in noninterest income, partially offset by a $4.81 million increase in noninterest expense.

Dividends declared. At its meeting held today, the Board of Directors of Bancorporation declared a third quarter common stock dividend of $0.35 per share for shareholders of record as of November 15, 2005, payable November 25, 2005.

First Citizens Bancorporation, Inc. is a two-bank financial holding company headquartered in Columbia, South Carolina, with $5.32 billion in total consolidated assets as of September 30, 2005. For more information, visit the First Citizens web site at www.firstcitizensonline.com.

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, general economic conditions, and risks, uncertainties, and other factors described from time to time in Bancorporation’s periodic reports filed with the United States Securities and Exchange Commission.

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data; unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Interest income	$68,820	$50,728	$184,157	$148,255
Interest expense	21,518	12,017	54,628	34,395
Net interest income	47,302	38,711	129,529	113,860
Provision for loan losses	929	1,349	3,367	5,505
Net interest income after provision for loan losses	46,373	37,362	126,162	108,355
Noninterest income	17,305	13,012	46,176	41,752
Noninterest expense	40,157	36,612	115,764	110,951
Income before income tax expense	23,521	13,762	56,574	39,156
Income tax expense	8,468	4,872	20,366	13,861
Net income	$15,053	$8,890	$36,208	$25,295
Net income per share	$16.70	$9.83	$40.15	$27.89
Cash dividends paid per share	$0.35	$0.35	$1.05	$1.05
Profitability information (annualized):
Return on average assets	1.13%	0.79%	0.97%	0.76%
Return on average equity	15.01	10.00	12.53	9.65
Taxable-equivalent net yield on average interest-earning assets	3.98	3.78	3.84	3.77

CONDENSED BALANCE SHEET

(thousands, except per share data; unaudited)

	September 30, 2005	December 31, 2004
Cash and due from banks	$188,945	$162,620
Federal funds sold	115,882	111,554
Investment securities	1,015,899	904,419
Loans and leases, net	3,620,862	3,124,197
Allowance for loan losses	(48,416)	(43,623)
Premises and equipment, net	186,335	154,823
Other assets	239,290	119,661
Total assets	$5,318,797	$4,533,651

Deposits	$4,375,739	$3,848,373
Long-term debt	246,698	125,361
Other liabilities	291,844	190,461
Stockholders’ equity	404,516	369,456
Total liabilities and stockholders’ equity	$5,318,797	$4,533,651
Book value per share	$446.55	$407.54

SELECTED AVERAGE BALANCES

(thousands; unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Total assets	$5,291,739	$4,473,202	$4,991,135	$4,438,467
Investment securities	1,020,378	897,088	974,703	907,870
Loans and leases, net	3,600,051	3,071,607	3,335,101	3,013,341
Interest-earning assets	4,735,957	4,096,434	4,529,605	4,060,796
Deposits	4,362,276	3,791,227	4,157,546	3,791,867
Interest-bearing liabilities	4,035,537	3,382,019	3,797,125	3,374,552
Stockholders’ equity	397,817	353,555	386,218	349,995

CONTACT: Craig L. Nix of First Citizens Bancorporation, Inc. at 803-733-2659